CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.
Exhibit 10.68
AGREEMENT
          THIS AGREEMENT (this “Agreement”) is entered into as of December 21, 2006, by and among Ares Trading S.A., a company constituted and existing under the laws of Switzerland (“Ares”), Serono, Inc., a corporation organized and existing under the laws of the State of Delaware (“Serono”), Columbia Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware (“Columbia”), and Columbia Laboratories (Bermuda), Ltd., a corporation organized and existing under the laws of Bermuda (“Columbia Bermuda”). Each of Ares, Serono, Columbia and Columbia Bermuda shall be a “Party” and are collectively referred to herein as the “Parties.”
RECITALS
WHEREAS, Ares and Columbia Bermuda are parties to that certain Amended and Restated License and Supply Agreement (as defined herein);
WHEREAS, Ares, Serono, Columbia and Columbia Bermuda are parties to that certain Marketing License Agreement (as defined herein);
WHEREAS, pursuant to the Amended and Restated License and Supply Agreement, Columbia Bermuda has granted to Ares an exclusive license to market, use and sell the Product (as defined herein) in the Territory, and has agreed to supply the Product to Ares in the Territory;
WHEREAS, pursuant to the Marketing License Agreement, Serono has granted to Columbia an exclusive license to promote the Product in the United States to the Non-Fertility Specialist Market (as defined in the Marketing License Agreement) and sell the Product in the United States; and
WHEREAS, the Parties wish to (1) amend the Amended and Restated License and Supply Agreement to terminate Ares’s U.S. rights under the Amended and Restated License and Supply Agreement and (2) terminate the Marketing License Agreement, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
DEFINITIONS
(a)	In addition to the terms defined above and elsewhere in this Agreement, when used in this Agreement, the following capitalized terms have the meanings set forth in this Article 1.

1.1	“Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered the Product, but only if and to the extent that such serious untoward medical occurrence is required under applicable laws, rules and regulations to be reported to any Governmental Authority.

1.2	“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For the purposes of this definition, control shall mean the direct or indirect ownership of (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, or (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity.

1.3	“Agreement” means this Agreement and all exhibits and schedules attached hereto.

1.4	“Amended and Restated License and Supply Agreement” means the Amended and Restated License and Supply Agreement dated as of June 4, 2002 by and between Columbia Bermuda and Ares, amending and restating that License and Supply Agreement dated as of May 20, 1999.

1.5	“Assigned Assets” shall mean all Inventory.

1.6	“Assignment and Royalty Agreement” means Section 4.2 of that Assignment and Royalty Agreement dated as of May 27, 1999 by and between American Home Products Corporation, represented by its Wyeth-Ayerst Laboratories Division (“AHPC”) and Ares.

1.7	“Business Day” means any day except a Saturday, Sunday or a day on which a commercial bank in Geneva, Switzerland or New York City is authorized to close.

1.8	“BWH” means Brigham and Women’s Hospital.

1.9	“BWH Study” means the infertility study sponsored by Serono at the BWH.

1.10	“BWH Study Data” means all technical, scientific, biological, pharmacological and toxicological data related to the Product that was or is generated by or derived from the BWH Study, which is owned by Serono or its Affiliates.

1.11	“BWH Study Protocol” means the scientific protocol for the BWH Study approved by Serono or its Affiliates.

1.12	“Chargebacks” shall mean credits, chargebacks, reimbursements, administrative fees and other payments to wholesalers and other distributors, group purchasing organizations, insurers and other institutions.

1.13	“Control” or “Controlled” means, with respect to any Intellectual Property or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party of the ability to grant to the other Party access and/or a license or sublicense as provided herein.

1.14	“Crinone” means the Product sold under the brand name Crinone®.

1.15	“Crinone NDA” means new drug application #20-701 for Crinone/Prochieve owned by Columbia and approved by the FDA, and all amendments and supplements thereto.

1.16	“FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.

1.17	“Finished Goods” means Product purchased by Ares under the License and Supply Agreement.

1.18	“Governmental Authority” means any federal, regional, state, provincial, local or other government, any national, regional, state, provincial, local or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other national, regional, state, provincial, local or other governmental authority or instrumentality, including the FDA Division of Drug Marketing, Advertising and Communications (DDMAC), other FDA offices, or their foreign equivalents.

1.19	“Intellectual Property” means all (a) Patents; (b) copyrights in works of authorship of any type, including computer software and industrial designs, registrations and applications for registration thereof; (c) trademarks (both registered and common law) and trademark registrations, applications and renewals and domain names and all goodwill associated therewith; and (d) trade secrets, know-how, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, works of authorship, compounds and biological materials and other confidential or proprietary technical, business and other information, and all rights in any jurisdiction to limit the use or disclosure thereof.

1.20	“Inventory” or “Inventories” mean all inventories of Finished Goods held by Ares or its Affiliates bearing lot number C06107 as of the Closing Date for sale in the U.S., whether then in the possession of Ares or an Affiliate thereof or in the possession of, or in transit to, any distribution center of Ares or an Affiliate thereof as of such date.

1.21	“Inventory Unit” shall mean a set of eighteen (18) applicators of the Product in Inventory.

1.22	“Law” means any applicable declaration, decree, directive, legislative enactment, order, ordinance, law, regulation, rule, guidance or other binding restriction of or by any Governmental Authority, as amended from time to time.

1.23	“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Laws, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

1.24	“Liens” means any liens, hypothecations, mortgages, charges, security interests, pledges, defects of title and other similar encumbrances, in each case whether absolute, contingent, accrued or otherwise.

1.25	“Losses” means any and all Liabilities, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, however, that the term “Losses” shall not include any special, consequential, indirect, punitive, provisional or similar damages, except to the extent actually paid by a Party pursuant to any Third Party Claim.

1.26	“Marketing License Agreement” means the Marketing License Agreement dated as of June 4, 2002 by and among Columbia Bermuda, Columbia, Ares and Serono.

1.27	“Patents” means all patents, patent applications, additions, reissues, renewals, registrations, divisions, continuations, continuations-in-part, continued prosecution applications, substitutions, extensions and reexaminations thereof.

1.28	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

1.29	“Product” means and collectively refers to progesterone/COL-1620 vaginal gel containing progesterone in a concentration of four percent (4%) or eight percent (8%).

1.30	“Product B” shall have the meaning attributed to it in the Amended and Restated License and Supply Agreement.

1.31	“Product Marketing Materials” means all marketing, advertising and promotional materials of Ares, Serono or their respective Affiliates that are used, or held for use, solely in connection with the Product in the U.S. and that are in existence as of the Closing Date.

1.32	“Regulatory Approval” means the technical, medical, scientific and other applicable licenses, registrations, authorizations, approvals and other requirements of any Governmental Authority necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of the Product solely and exclusively for the U.S.

1.33	“Serono Intellectual Property” means any Intellectual Property Controlled by Ares, Serono and/or their respective Affiliates, in each case related to the Product.

1.34	“Serono Product Tradedress” means the current trade dress of Crinone® in the U.S., to the extent owned, controlled or licensed by Ares and/or Serono, including, but not limited to, product packaging associated with the sale of Crinone® in the U.S. and the lettering of Crinone®’s trade name or brand name in the U.S.

1.35	“Serono Product Trademarks” means, to the extent owned, controlled or licensed by Ares and/or Serono, the trademarks, proprietary names or designations currently used by Serono in the U.S. for Crinone®, including registrations and applications for registration therefor (and all renewals, modifications, and extensions thereof).

1.36	“Taxes” (and with correlative meaning, “Tax,” “Taxes,” and “Taxable”) shall mean all taxes of any kind imposed by a federal, state, provincial, local or foreign Governmental Authority, including those on, or measured by or referred to as, income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, excise, stamp, premium, property, transfer (including transfer of goodwill) or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

1.37	“Technology” shall have the meaning attributed to it in the Amended and Restated License and Supply Agreement.

1.38	“Territory” shall have the meaning attributed to it in the Amended and Restated License and Supply Agreement.

1.39	“Third Party” means any Person who is not a Party to this Agreement (or an Affiliate thereof).

1.40	“Transaction Documents” means this Agreement, Amendment No. 1, and all other instruments, agreements, certificates or other documents executed or delivered in connection with the consummation of the transactions contemplated by this Agreement.

1.41	“United States” or “U.S.” means the several United States, the District of Columbia and Puerto Rico.

1.42	“U.S. Patent” means United States patent 5,543,150, assigned to Columbia.

1.43	“U.S. Trademark” means United States trademark 2,086,161, for Crinone and owned by Columbia.

(b)	Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
AHPC Assumed Liabilities	2.3(b)
Amendment No. 1	2.1
Ares	Preamble
Assignment and Assumption	2.6(c)
Assumed Liabilities	2.3(a)
Closing	2.7(a)
Closing Date	2.7(a)
Columbia	Preamble
Columbia Bermuda	Preamble
Confidential Information	10.4(a)
Indemnitee	6.3(a)
Indemnitor	6.3(a)
Inventory Distribution Period	3.4(a)
Inventory Purchase Amount	2.5
Licenses	2.2
Proceeding	4.1(f)
Product Acquisition Transactions	2.1
Product Registration Transfer Date	3.1
Proposed Transaction	5.7
Proceeding	4.1(e) and 4.2(e)
Retained Liabilities	2.3(c)
Returns	5.4
Serono	Preamble
Termination Payment	2.4
Third Party Claim	6.3(a)
(c)	Interpretive Provisions.
          (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” means “including without limitation.”
          (ii) The terms “dollars” and “$” shall mean United States dollars.

ARTICLE 2
SALE OF ASSETS, LICENSES, CLOSING AND ASSIGNMENT AND ASSUMPTION
2.1	Product Acquisition Transactions.
The Parties have agreed to terminate Ares’s right under the License and Supply Agreement to market, use and sell the Product in the U.S., including the termination of Ares’s rights to Crinone NDA, the Technology in the U.S., the U.S. Patent, and the U.S. Trademark, in exchange for the payment to Ares of the Termination Payment in accordance with the terms and conditions herein. In connection with the foregoing, the Parties have agreed to certain actions, including but not limited to the following actions (the “Product Acquisition Transactions”), in accordance with the terms and conditions contained herein:
(a)	On the Closing Date, Ares and Columbia Bermuda shall execute Amendment No. 1 to the Amended and Restated License and Supply Agreement in the form attached hereto as Exhibit A (“Amendment No. 1”).

(b)	Effective as of the Closing Date, the Marketing License Agreement shall be terminated.

(c)	On the Closing Date, Columbia shall purchase from Ares and Ares shall sell to Columbia the entire Inventory for consideration consisting of the Inventory Purchase Amount, and promptly following the Closing, Ares shall transfer, or cause to be transferred, to Columbia, the Inventory.

(d)	On the Closing Date, Columbia shall pay to Ares the Termination Payment.

2.2	Licenses.
Effective as of the Closing Date, subject to the terms and conditions of this Agreement, Ares hereby grants, and agrees to cause its Affiliates to grant to Columbia the following licenses (the “Licenses”):
(a)	An irrevocable, non-exclusive, royalty-free right and license to use the Serono Product Trademarks and Serono Product Tradedress in the U.S. during the Inventory Distribution Period, and an irrevocable non-exclusive, royalty-free license to use the Serono Product Tradedress in the U.S. during the period subsequent to the Inventory Distribution Period, for so long as Columbia is selling the Product in the U.S.

(b)	A non-exclusive, royalty-free right and license to reference, file with the FDA and otherwise use the Serono Intellectual Property, if any, solely for the purposes of (1) maintaining Regulatory Approvals for the Products for sale in the U.S. and (2) subject to this Section 2.2, making product labeling changes for Products for sale in the U.S.

(c)	So long as the Amended and Restated License and Supply Agreement is in effect, Columbia shall obtain the prior written approval of Ares prior to implementing any change affecting the infertility branding, infertility product labeling and infertility product positioning of the Crinone brand, such consent not to be unreasonably withheld or delayed.

CONFIDENTIAL TREATMENT REQUESTED
2.3	Assumed Liabilities.

(a)	As of the Closing Date, Columbia shall assume, be responsible for and pay, perform and discharge when due the following (collectively, the “Assumed Liabilities”): any Liabilities arising from (i) the use, manufacture, supply, packaging, labeling, marketing or sale of the Product in the U.S. by or on behalf of Columbia arising out of acts, omissions or events first occurring on or after the Closing Date, (ii) Returns, Chargebacks and Rebates and (iii) the AHPC Assumed Liabilities. In addition, for the sake of clarity, the Parties agree that notwithstanding anything to the contrary herein, the obligations of the Parties under the Amended and Restated License and Supply Agreement, as amended by Amendment No.1 (including but not limited to the respective indemnification obligations of the Parties thereunder) shall remain in effect, other than the obligation of Columbia to supply Serono with Product for sale in U.S. after the Closing Date. Furthermore, for the sake of clarity, the Parties agree that notwithstanding anything to the contrary herein, the provisions of the Marketing License Agreement that under the terms of the Marketing License Agreement continue after termination of the Marketing License Agreement shall remain in effect as provided in the Marketing License Agreement.

(b)	From the Closing Date through December 31, 2009, Columbia shall report to Ares within thirty (30) days of the end of each calendar quarter on the number of units of Product B sold by Columbia and its Affiliates and its sublicensees during such period. In the event that, for any calendar year or other period, Ares is required to pay to AHPC royalties under the Assignment and Royalty Agreement on sales of Product B in excess of $*** then (i) Ares shall provide to Columbia a copy of the written report with regard to such calendar year or other period furnished by Ares to AHPC under the Assignment and Royalty Agreement, which report shall include the description and number of all units of Product B sold by Ares and its Affiliates (including Serono) and its sublicensees and the number of all units of Product B sold by Columbia and its Affiliates and its sublicensees during such calendar year or other period and the royalties payable thereon by Ares to AHPC; and (ii) Columbia shall, within thirty (30) days following receipt of such report, pay to Ares an amount calculated by multiplying the royalties payable by Ares to AHPC for such calendar year or other period by the fraction X/Y where X is Columbia’s Net Sales (as defined in the Amended and Restated License and Supply Agreement) of Product B in the United States during such calendar year or other period and Y is Columbia’s Net Sales of Product B in the United States plus Ares’s Net Sales of Product B throughout the world during such calendar year or other period. Such payment shall be made in immediately available funds by wire transfer to an account designated by Ares. Columbia’s obligation to make the

*	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED

payments described in this Section 2.3(b) are referred to herein as the “AHPC Assumed Liabilities”.

(c)	Except (i) for the Assumed Liabilities and (ii) as otherwise provided in Section 2.3(a), Columbia will not assume, nor will it become responsible for, nor will it be deemed to have assumed or become responsible for, any Liability or obligation of Ares, Serono or their respective Affiliates relating to the marketing, use or sale of Crinone prior to the Closing Date (each, a “Retained Liability” and collectively, the “Retained Liabilities”).

2.4	Termination Payment. Subject to the terms and conditions set forth herein, in consideration for (a) the amendment of the Amended and Restated License and Supply Agreement, as provided in Amendment No. 1 and (b) the sale, transfer, assignment, conveyance, license and delivery of the Assigned Assets (other than the Inventory) and the Licenses, at the Closing, Columbia will pay to Ares, a non-refundable cash payment of Thirty-Three Million Dollars ($33,000,000) (the “Termination Payment”).

2.5	Inventory Purchase and Transfer.

(a)	In addition to the Termination Payment under Section 2.4 above, at the Closing, Columbia shall pay to Ares the non-refundable amount equal to (a) the product of (x) $*** and (y) the number of Inventory Units as of the Closing Date less (b) $*** (such amount, the “Inventory Purchase Amount”). The Parties agree that the Inventory Purchase Amount includes payment to account, in full, for any and all Returns, Chargebacks and Rebates, whether attributable to sale of Product prior or subsequent to the Closing Date.

(b)	The Inventory will be transferred to Columbia or its designees in accordance with the terms of this Section 2.5(b). Promptly following the Closing Date, Ares shall ship the Inventory to Columbia. Upon the transfer of the Inventory to Columbia, the number of Inventory Units shipped to Columbia will be counted and noted by Ares, and the amount received by Columbia will be counted by Columbia. Within thirty (30) days of the Closing, the Parties will jointly prepare a reconciliation report, accompanied by reasonable supporting documents and calculations, which reconciles among other things: (i) the number of Inventory Units specified in Section 2.5(a) for which payment was made at the Closing and (ii) the actual quantities received by Columbia. Within ten (10) days after such reconciliation report is prepared and exchanged by the Parties the net amount shown as being due either Columbia or Ares will be paid by the Party owing such amount.

*	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(c)	Title to the Inventory and risk of loss shall pass to Columbia on the Closing Date, regardless of the date Columbia receives delivery of the Inventory.

(d)	All right, title and interest in and to accounts receivable of Serono on account of Products existing as of the Closing Date shall continue to be the property of Serono, and such accounts receivable shall not be transferred to Columbia.

2.6	Method of Payment. All payments to be made by Columbia or Ares hereunder shall be made in United States dollars by way of wire transfer to the other Party on the date each such payment is due and payable.

2.7	Closing.

(a)	The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Ares in Geneva, Switzerland on the first (1st) Business Day following the satisfaction or waiver of the conditions to Closing set forth in Articles 7 and 8 hereof. The actual date of the Closing is referred to as the “Closing Date.” The Closing, and the consummation of the Product Acquisition Transactions shall be deemed to be effective at 12:01 A.M. on the Closing Date.

(b)	At the Closing, Columbia will (i) pay to Ares the Termination Payment and (ii) pay to Ares the Inventory Purchase Amount, in full in cash without any deductions or offsets, by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by Ares and Serono prior to Closing.

(c)	At the Closing, Ares and Serono will sell, assign, convey, transfer and deliver to Columbia all of Ares’s, Serono’s and their respective Affiliates’ right, title and interest in, to and under the Assigned Assets, as provided in Section 2.8 hereof.

(d)	At the Closing, Columbia will assume from Ares the due payment, performance and discharge of the Assumed Liabilities, as provided in Section 2.8 hereof.

2.8	Assignment and Assumption.

(a)	Effective as of the Closing, Ares hereby grants, sells, assigns, transfers, conveys and delivers to Columbia, its successors and assigns, all of Ares’s rights, title and interest under, in and to the Assigned Assets.

(b)	Effective as of the Closing, Columbia hereby expressly assumes and agrees to pay, perform and/or discharge the Assumed Liabilities.

ARTICLE 3
RESALE OF INVENTORY
AND PRODUCT CLINICAL DATA
3.1	Adverse Event Reporting.

(a)	Columbia shall continue to be responsible for the adverse experience and safety reporting for Products in the U.S. in compliance with the requirements of the FDCA, including 21 U.S.C. § 321 et seq. and the regulations promulgated thereunder.

(b)	Each Party shall promptly provide the other Party with Adverse Event reports related to Products that are filed by such Party with Governmental Authorities.

(c)	Serono shall, as soon as practicable following the Closing Date, but no later than thirty (30) Business Days thereafter, provide Columbia with copies of the information in its possession relating to all investigation and reporting in the twelve (12) month period prior to the Closing Date to Governmental Authorities of Adverse Events. The Parties agree to cooperate following the Closing Date in Adverse Event and safety reporting for the Product in the U.S.

(d)	Each Party shall promptly provide the other Party with Adverse Event reports related to the Product that are filed by such Party with Governmental Authorities.

3.2	Medical and Other Inquiries. From and after the Closing Date, Columbia shall assume all responsibility for all correspondence and communication with physicians and other health care professionals and customers with respect to the Product in the U.S. The Parties shall cooperate in the prompt transition of handling such communications for the Product in the U.S. After the Closing Date, Ares shall refer all questions relating to the Product in the U.S. raised by health care professionals and customers to Columbia for its response and handling.

3.3	Resale of Inventory.

(a)	Columbia shall have the right to resell or otherwise distribute the Inventory for a period of up to six (6) months subsequent to the Closing Date (the “Inventory Distribution Period”). Following such date, all remaining Inventory shall be destroyed by Columbia.

(b)	Upon Ares’s request, Columbia shall provide to Ares a resell exemption certificate relating to the resale of the Inventory.

(c)	Columbia shall have the right to use the distribution services of Freedom Pharmacy, Serono’s distributor of Product in the U.S. until the end of the Inventory Distribution Period, and the Parties shall take such action, at Columbia’s cost and expense, as may be reasonably required in connection thereof.

(d)	Within fifteen (15) Business Days of the Closing Date, Serono shall send a letter of introduction, prepared by Serono (with review by Columbia), to ten (10) physicians selected by Columbia in the U.S.

3.4	Product Marketing Materials. On the Closing Date, Serono shall provide Columbia with one sample of the Product Marketing Materials offered or used by Serono as of the Closing Date, for Columbia’s information only. Columbia shall not be permitted to disseminate such Product Marketing Materials to any Third Party, and shall have no rights in such Product Marketing Materials.

3.5	BWH Study. Serono shall provide to Columbia a copy of each of the BWH Protocol and BWH Clinical Data, promptly after each becomes available. Columbia shall have the right to use the BWH Clinical Data for promotional and regulatory purposes only, to the extent permitted by Law. All costs and expenses for Product after the Closing for the BWH Study shall be the responsibility of Columbia.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of Ares and Serono. Each of Ares and Serono represents and warrants, jointly and severally, to Columbia and Columbia Bermuda, as follows:

(a)	Organization and Standing. Such Party is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of Switzerland (in the case of Ares) or Delaware (in the case of Serono).

(b)	Power and Authority; Binding Effect. Such Party has all requisite power and authority, and has taken all other actions necessary, to execute and deliver and to perform all of its obligations of under this Agreement and the other Transaction Documents to which it is a party or by which it is bound and to consummate the transactions contemplated herein and therein. Such Party has duly and properly taken all actions required by Law, its organizational documents or otherwise to authorize the execution, delivery and performance by it of its obligations under this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation of transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity. The other Transaction Documents to be executed by it, when so executed and delivered, will be duly and validly executed and delivered by it and will constitute the legal, valid, and binding obligations of it, enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

(c)	No Conflict. The execution, delivery, and performance of this Agreement and the other Transaction Documents by such Party to which such Party is a party or by which such Party is bound, including the granting of the Licenses, and the consummation of the transactions contemplated hereby or thereby (i) is not prohibited by, and will not result in the breach of, or a material default under (1) any provisions of such Party’s organizational documents, (2) any Law applicable to such Party or its Affiliates, (3) any contract to which such Party or its Affiliates is a party, or (4) any order, writ, injunction, judgment or decree to which such Party or its Affiliates is bound or subject, and (ii) will not result in the creation or imposition of any Lien upon any of the Assigned Assets.

(d)	Ownership of Assets. Ares and Serono have good and valid title in and to all of the Assigned Assets and the assets, properties or rights subject to the Licenses and, at the Closing, Columbia will receive beneficial and legal title to the Assigned Assets, free and clear of all Liens.

(e)	Litigation or Disputes. There is no material claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction, rule or order with any Person, including any Governmental Authority (each, a “Proceeding”), pending or, to the knowledge of such Party and its Affiliates, threatened, with respect to the Assigned Assets, the Product in the U.S., or against any of or its Affiliates relating to the Assigned Assets, the Product in the U.S. or the assets, properties or rights subject to the Licenses, or that would otherwise delay or impair the ability of such Party and its Affiliates to consummate the transactions contemplated by this Agreement or the other Transaction Documents or to perform such Party’s obligations hereunder or thereunder.

4.2	Representations and Warranties of Columbia and Columbia Bermuda. Each of Columbia and Columbia Bermuda represents and warrants, jointly and severally, to Ares and Serono, as follows:

(a)	Organization and Standing. Such Party is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware (in the case of Columbia) or Bermuda (in the case of Columbia Bermuda).

(b)	Power and Authority; Binding Effect. Such Party has all requisite corporate power and authority, and has taken all other actions necessary, to execute and deliver and to perform all of its obligations under this Agreement and the other Transaction Documents to which it is a party or by which it is bound and to consummate the transactions contemplated herein and therein. Such Party has duly and properly taken all actions required by Law, its organizational documents or otherwise to authorize the execution, delivery and performance by it of its obligations under this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity. The other Transaction Documents to be executed by such Party, when so executed and delivered, will be duly and validly executed and delivered and will constitute the legal, valid, and binding obligations of such Party, enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

(c)	No Conflict. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which such Party is a party or by which such Party is bound and the consummation of the transactions contemplated hereby or thereby by such Party is not prohibited or limited by, and will not result in the breach of, or a default under (1) any provisions of such Party’s organizational documents, (2) any Law applicable to such Party, (3) any contract to which such Party is a party, or (4) any order, writ, injunction, judgment or decree to which such Party is bound or subject.

(d)	Litigation. There is no material Proceeding pending or, to the knowledge of such Party, threatened, against such Party and, to such Buyer’s knowledge, such Party is not in violation of or in default with any applicable Law, the result of any of which, either individually or cumulatively, would prevent or materially delay or impair the ability of such Party to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which such Party is to be a party or to perform such Party’s obligations hereunder or thereunder.

4.3	Survival of Representations/Warranties. The representations and warranties contained in this Article 4 shall survive the Closing Date for a period of twelve (12) months.

4.4	Brokers. Each Party represents that no agent, broker, investment banker, financial advisor or other Person, is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS AND ACKNOWLEDGMENT
5.1	Post-Closing Orders and Payments. At the Closing, Serono will deliver to Columbia all purchase orders for Product in the U.S. in its possession. From and after the Closing Date, Serono shall promptly deliver to Columbia any purchase orders for Product in the U.S. received after the Closing and any payments received from Third Parties for Products purchased from Columbia after the Closing, and refer all inquiries it shall receive with respect to the Product in the U.S. to Columbia or its designee.

5.2	Chargebacks. Following the Closing Date, Columbia shall be responsible for all Chargebacks for Product sold in the U.S., on account of Products sold, whether sold prior to, on or subsequent to the Closing Date.

5.3	Medicare, Medicaid and State Rebates. Following the Closing Date, Columbia shall be responsible for the processing, payment and handling of all government (federal or state) rebate programs related to the sale of Product.

5.4	Returns.

(a)	Following the Closing Date, Columbia shall be responsible for all refunds to customers on account of any Product in the U.S. which is returned (“Returns”), whether sold prior to, on or, subsequent to the Closing Date.

(b)	In the event that any Products are returned to Serono or its Third Party processor of Returns rather than to Columbia, Serono shall, and shall cause its Third Party processor to, forward such returned Products to Columbia. In such event, Columbia shall reimburse Serono for all of its costs and expenses related to Serono’s or its Third Party processor’s receipt of such returned Product and subsequent forwarding to Columbia.

(c)	Columbia shall notify all parties purchasing Inventory from Columbia following the Closing Date that all Returns should be sent to Columbia’s designated return vendor for Products.

5.5	Acknowledgment and Release. Columbia and Columbia Bermuda acknowledge and agree that Ares and Serono have satisfied any and all of their respective obligations under the Amended and Restated License and Supply Agreement, or otherwise, to market, promote and sell Product in the United States. Further, Columbia and Columbia Bermuda hereby forever release and discharge Ares, Serono, their predecessors, successors, Affiliates, and their respective stockholders, officers, directors, agents, attorneys, employees, and any and all others in any way acting or claiming on its behalf, from any and all claims, demands, liabilities, actions, causes of action, suits, damages and complaints arising out of any breach prior to the Closing Date by Ares or Serono of its obligations under the Amended and Restated License and Supply Agreement, or otherwise, to market, promote and sell Product in the United States. The foregoing shall not limit the retention by Ares and Serono of the Retained Liabilities.
ARTICLE 6
INDEMNIFICATION
6.1	Indemnification by Ares and Serono. From and after the Closing Date, Ares and Serono, jointly and severally, shall reimburse and indemnify Columbia, Columbia Bermuda, the Affiliates of Columbia and Columbia Bermuda, and their respective officers, directors, employees, legal representatives and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

(a)	the Retained Liabilities;

(b)	any misrepresentation or breach of warranty by Ares or Serono made or contained in this Agreement; and

(c)	any failure of Ares or Serono to perform or observe any covenant or agreement to be performed or observed by Ares or Serono pursuant to this Agreement.

6.2	Indemnification by Columbia and Columbia Bermuda. From and after the Closing Date, Columbia and Columbia Bermuda, jointly and severally, shall reimburse and indemnify Ares, Serono, Affiliates of Ares and Serono, and their respective officers, directors, employees and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

(a)	the Assumed Liabilities;

(b)	any misrepresentation or breach of warranty by Columbia or Columbia Bermuda made or contained in this Agreement; and

(c)	any failure by Columbia or Columbia Bermuda to duly perform or observe any covenant or agreement to be performed or observed by Columbia or Columbia Bermuda pursuant to this Agreement.

6.3	Procedures for Indemnification for Third Party Claims.

(a)	In the event of any claim or demand made by any Person who is not a Party to this Agreement (or an Affiliate thereof) (“Third Party Claim”) which relates to circumstances under which, in accordance with Section 6.1 or 6.2, a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b)	If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within sixty (60) days after receipt of written notice from the Indemnitee, under Section 6.3(a), of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim:
(i)	the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee;

(ii)	the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor;

(iii)	the Indemnitor and Indemnitee will promptly supply to the other copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the other informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee or Indemnitor, as applicable (including providing to the Indemnitee or Indemnitor, as applicable, on reasonable request updates and summaries as to the status thereof); and

(iv)	all Indemnitees shall reasonably cooperate with the Indemnitor in the defense, and in the conduct of discussions for settlement, compromise or discharge, thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor).
(c)	If the Indemnitor does not elect to assume control of the defense thereof within the sixty (60) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

(d)	If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement, compromise or discharge) in connection with such Third Party Claim and unconditionally and irrevocably releases the

Indemnitee completely from all Liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other equitable or other non-monetary relief affecting the Indemnitee, the Product in the U.S. or the Assigned Assets. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by applicable Law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed).
6.4	Losses That Are Not Third Party Claims. Any claim on account of Losses which does not involve a Third Party Claim shall be asserted by reasonably prompt written notice (stating in reasonable detail, the basis of such claim and a reasonable estimate of the amount thereof) given by the Indemnitee to the Indemnitor from whom such indemnification is sought. For a period of sixty (60) days from and after receipt of the written notice, the Parties shall attempt in good faith to resolve such claim for indemnification. If the Parties are unable to resolve such claim, the Party seeking indemnification may thereafter pursue any and all remedies at its disposal to enforce said indemnification claim.
6.5	Termination of Indemnification Obligations. The obligations of each Party to indemnify, defend and hold harmless the other Party and other Indemnitees pursuant to Sections 6.1(b) and 6.2(b) shall terminate when the applicable representation or warranty expires pursuant to Section 4.3; provided, however, that such obligations to indemnify, defend and hold the Indemnitee harmless shall not terminate with respect to any individual item as to which the Indemnitee shall have before the expiration of the survival period, made a claim by delivering a written notice (stating in reasonable detail the basis of such claim and a reasonable estimate of the amount thereof) to the Indemnitor.

6.6	Other Matters. In the event of payment in full by an Indemnitor to any Indemnitee in connection with any Third Party Claim, such Indemnitor will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right or claim.

ARTICLE 7
CONDITIONS TO PERFORMANCE BY ARES AND SERONO
          The obligations of Ares and Serono to consummate at the Closing the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
7.1	Compliance by Columbia and Columbia Bermuda. Each of Columbia and Columbia Bermuda shall have complied with and performed in all material respects all of their respective agreements and obligations under the terms, covenants and conditions of this Agreement to be complied with or performed by each of them on or prior to the Closing Date.

7.2	Representations and Warranties of Columbia and Columbia Bermuda. The representations and warranties of each of Columbia and Columbia Bermuda contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date.

7.3	No Litigation or Governmental Proceeding. Since the date of this Agreement, no action or proceeding shall have been instituted or threatened before any court or Governmental Authority or by any third party (a) involving any challenge to or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

7.4	Closing Deliveries; Payment.

(a)	Columbia and Columbia Bermuda shall have executed and delivered to Ares and Serono, at or prior to the Closing, this Agreement and any other documents to be delivered by them at the Closing.

(b)	Columbia Bermuda shall have executed and delivered to Ares, at or prior to the Closing, Amendment No. 1.

(c)	Ares shall have received the Termination Payment and the Inventory Purchase Amount.
ARTICLE 8
CONDITIONS TO PERFORMANCE
BY COLUMBIA AND COLUMBIA BERMUDA
          The obligations of Columbia and Columbia Bermuda to consummate at the Closing the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

8.1	Financing. Columbia shall have obtained financing necessary to pay the Termination Payment and the Inventory Purchase Amount at the Closing.

8.2	Compliance by Ares and Serono. Each of Ares and Serono shall have complied with and performed in all material respects all of their respective agreements and obligations under the terms, covenants and conditions of this Agreement to be complied with or performed by each of them on or prior to the Closing Date.

8.3	Representations and Warranties of Ares and Serono. The representations and warranties of Ares and Serono contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date.

8.4	No Litigation or Governmental Proceeding. Since the date of this Agreement, no action or proceeding shall have been instituted or threatened before any court or Governmental Authority or by any third party (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying making illegal or otherwise interfering with any of the transactions contemplated hereby.

8.5	Closing Deliveries.

(a)	Ares and Serono shall have executed and delivered to Columbia and Columbia Bermuda, at or prior to the Closing, this Agreement and any other documents to be delivered by them at the Closing.

(b)	Ares shall have executed and delivered to Columbia Bermuda, Amendment No. 1.
ARTICLE 9
TERMINATION
          In the event that the Closing shall not have occurred on or before five (5) Business Days from the date hereof, either Party shall have the right to terminate this Agreement at the close of business on such date without liability of any Party to any other Party; provided, however, that in the event that Closing shall not have occurred due to a breach of any provision hereof by a Party, such breaching Party shall not have the right to terminate this Agreement. Any termination of this Agreement shall not relieve any Party of liability for breach hereof occurring prior to such termination.
ARTICLE 10
GENERAL PROVISIONS
10.1	Payment of Transaction Expenses. All legal fees and other expenses incurred by Ares or Serono in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Ares or Serono, as the case may be, whether or not the Closing shall have occurred. All legal fees and other expenses incurred by Columbia or Columbia Bermuda in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Columbia or Columbia Bermuda, as the case may be, whether or not the Closing shall have occurred.

10.2	Notices. Except as otherwise specifically provided herein, any notice or other documents to be delivered by a Party under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail, nationally recognized overnight courier or facsimile transmission (with confirmation of receipt) to a Party or delivered in person to a Party at the address or facsimile number set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

If to Columbia, to:

Columbia Laboratories, Inc. 354 Eisenhower Parkway Plaza 1 Second Floor Livingston, NJ 07039 Attn: General Counsel Fax: 973-994-3001

with a copy to:

Kaye Scholer LLP 425 Park Avenue New York, NY 10022 Attn: Adam H. Golden, Esq. Fax: 212-836-8689

If to Columbia Bermuda, to:

Columbia Laboratories (Bermuda) Ltd. 22 Victoria Street P.O. Box HM 1179 Hamilton HM EX Bermuda Attn: Secretary Fax: 441-295-9216

with a copy to:

Columbia Laboratories, Inc. 354 Eisenhower Parkway Plaza 1 Second Floor Livingston, NJ 07039 Attn: General Counsel Fax: 973-994-3001

If to Ares, to:

Ares Trading S.A. Zone Industrielle de l’Ouriettaz 1170 Aubonne Switzerland Attn: General Manager Fax: Facsimile: 41 22 345 5081

With a copy to:

Serono International, SA 9 chemin des mines 1211 Geneva Switzerland Attn: General Counsel Fax: 41 22 414 3070

If to Serono, to:

Serono, Inc. One Technology Place Rockland, Massachusetts 02370 U.S.A. Fax: 781 681 2933

With a copy to :

Serono Inc. One Technology Place Rockland, Massachusetts 02370 U.S.A. Attn: General Counsel Fax: 781 681 2934

Any such notice or other document shall be deemed to have been received by the addressee five (5) Business Days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. Notwithstanding the foregoing, any notice given by facsimile shall also be sent by another means of delivery pursuant to this Section 10.2.

10.3	Entire Agreement. This Agreement and the other Transaction Documents embody and set forth the entire agreement and understanding of the Parties with respect to the subject matter herein and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in this Agreement or the other Transaction Documents. The terms of the Transaction Documents shall supersede all previous oral or written agreements which may exist or have existed between the parties relating to the subject matter hereof and thereof.

10.4	Confidentiality; Public Disclosures.

(a)	For the purposes of this Agreement, “Confidential Information” shall mean any information relating to the Assigned Assets, this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby; provided, however, that the Confidential Information shall not include any information which is in the public domain or becomes generally known through no wrongful act of the part of a Party. Following the Closing, each Party shall keep confidential and not disclose to any Person or use any Confidential Information of the other Party. This Section 10.4(a) shall not be violated by disclosure pursuant to (i) court order or as otherwise required by Law, on condition that notice of the requirement for such disclosure is given to the other Party prior to making any disclosure and the Party subject to such requirement cooperates as the other may reasonably request in resisting it or limiting the scope of disclosure, or (ii) Section 10.4(b).

(b)	Each party hereto agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other party; provided however, that neither party hereto will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or quotation system. A party hereto who desires to issue a press release or make any other public disclosure relating to this Agreement shall notify the other in writing at least four (4) Business Days (or such shorter period where legally required) before the time of the proposed release. Such party shall provide a draft of any of the proposed documents containing any such reference (including without limitation, a copy of this Agreement or any excerpt hereof, proposed to be filed with any securities regulatory authority or any securities exchange) to the other party and its counsel in sufficient time for review of such documents. In the event such other party objects to any such reference, the applicable document will be modified to such party’s reasonable satisfaction.

10.5	Modifications and Amendments. This Agreement shall not be amended, modified, varied or supplemented except in writing signed a duly authorized representative of each of the Parties.

10.6	Assignment. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party shall be entitled, without the prior written consent of the other to assign its rights and obligations hereunder in connection with a merger or similar reorganization or the sale of all or substantially all of its assets. Any attempted assignment or delegation in contravention hereof shall be null and void. Subject to the foregoing, this Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

10.7	Headings, Interpretation. The headings used in this Agreement are for convenience only and are not a part of this Agreement nor affect the interpretation of any of its provisions.

10.8	Independent Parties. This Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever.

10.9	Governing Law. This Agreement shall be governed by and construed under the substantive laws of New York, without giving effect to the choice of law provisions thereof.

10.10	Jurisdiction; Waiver of Jury Trial. Any dispute, controversy, claim or difference arising between the parties out of, relating to, or in connection with this Agreement shall be submitted to the jurisdiction of the courts sitting in the State of New York. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11	Waiver. Neither the failure nor delay on the part of a Party to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof shall constitute a waiver of any such breach or of any such term or condition. The consent to, or the waiver of, any breach, or the failure to require on any single occasion, the performance or timely performance of any term, covenant, or condition of this Agreement shall not be construed as authorizing any subsequent or additional breach and shall not prevent a subsequent enforcement of such term, covenant, or condition.

10.12	Severability. In the event that any provision of this Agreement or the application thereof to any Party or circumstance shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, then (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to the Parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

10.13	Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

10.14	No Third Party Beneficiaries. No Person other than the Parties and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any term of this Agreement.

10.15	Further Assurances. Each Party shall execute and deliver (and Ares shall cause its Affiliates to execute and deliver) such additional instruments and other documents and use (and Ares shall cause its Affiliates to use) all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law or reasonably requested by the other Party to consummate the transactions contemplated hereby or by the other Transaction Documents and to confirm and assure the transfer of the Assigned Assets to Columbia or the grant of the Licenses granted in Section 2.2.

10.16	No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

  IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed as of the date first above written.

ARES TRADING S.A.
By:	/S/ Francois Naef
	Name:	Francois Naef
	Title:	Senior Executive Vice President

By:	/S/ Franck Latrille
	Name:	Franck Latrille
	Title:	Senior Executive Vice President

SERONO, INC.
By:	/S/ Fereydoun Firouz
	Name:	Fereydoun Firouz
	Title:	President

COLUMBIA LABORATORIES, INC.
By:	/S/ Robert S Mills
	Name:	Robert S Mills
	Title:	President & CEO

COLUMBIA LABORATORIES (Bermuda), Ltd.
By:	/S/ Robert S Mills
	Name:	Robert S Mills
	Title:	President

SIGNATURE PAGE TO AGREEMENT

Exhibit A
Amendment No. 1